Registration Statement no. 333-134553

Dated May 13, 2008

Rule 424(b)(2)

Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$6,958,000.00	$273.45

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $776,707.59 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $273.45 is offset against the registration fee due for this offering and of which $776,434.14 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 1 (To prospectus dated May 30, 2006 prospectus supplement dated May 30, 2006 and product supplement no. 1120-I dated May 13, 2008) MTNI823

Return Optimization Securities with Partial Protection

Linked to a Portfolio of Common Stocks

Enhanced Return Strategies For Moderate-Return Environments

Lehman Brothers Holdings Inc. $6,958,000 Notes Linked to a Portfolio of Common Stocks due May 19, 2009

Investment Description

The Return Optimization Securities with Partial Protection Linked to a Portfolio of Common Stocks (the “Notes”) provide potential enhanced returns based on the positive performance of ten common stocks (each, a “Reference Stock” and, collectively, the “Reference Stocks”), as well as protection, at the maturity of the Notes, of 10% of your principal. The Notes are designed to enhance returns in a moderate-return environment – meaning an environment in which stocks generally experience no more than moderate appreciation. The return on the Notes will equal 10% (the Reference Stock Weighting for each of the Reference Stocks) times the sum of the applicable Reference Stock Returns for the ten Reference Stocks. The Reference Stock Return of each Reference Stock whose Share Return is positive at the maturity of the Notes will equal twice that Share Return, up to the Maximum Gain, providing you with an opportunity to outperform the Reference Stock. The Reference Stock Return of each Reference Stock whose Share Return is negative at the maturity of the Notes will equal (i) zero, if the absolute value of that Share Return is less than or equal to 10% (i.e., the Protection Percentage) or (ii) the sum of that Share Return and the Protection Percentage, if the absolute value of that Share Return exceeds the Protection Percentage. Partial principal protected investments (like the Notes) can help reduce portfolio risk while maintaining increased exposure to equities. The partial principal protection feature applies only at maturity. Investing in the Notes is subject to significant risks, including potential loss of up to 90% of your principal and a capped appreciation at maturity.

Features

❑	Diversification: Investors can diversify into a portfolio of common stocks.

❑	Growth Potential: Investors may receive enhanced upside participation in the positive performance of the common stocks in the portfolio.

❑	Partial Protection of Principal: At maturity of the Notes, investors will receive a cash payment equal to at least 10% of their invested principal.

Key Dates*

Trade Date	May 13, 2008
Settlement Date	May 16, 2008
Final Valuation Date	May 14, 2009
Maturity Date	May 19, 2009

*	Subject to postponement in the event of a market disruption event, as described under “Description of Notes-Payment at Maturity” in the accompanying product supplement no. 1120-I.

Security Offerings

We are offering Return Optimization Securities with Partial Protection Linked to a Portfolio of Common Stocks. The Notes are linked to the common stock of Schlumberger Limited (SLB), Wal-Mart Stores, Inc. (WMT), The Procter & Gamble Company (PG), NIKE, Inc. (NKE), The Walt Disney Company (DIS), Thermo Fisher Scientific Inc. (TMO), General Electric Company (GE), Oracle Corporation (ORCL), 3M Company (MMM) and Intel Corporation (INTC). The return, if any, on the Notes, will not exceed the Maximum Gain of 18.50%. The Notes are offered at a minimum investment of $1,000.

Initial Share Price as of the Trade Date for each Reference Stock[1]

SLB	WMT	PG	NKE	DIS	TMO	GE	ORCL	MMM	INTC	CUSIP	ISIN
$104.90	$56.65	$65.73	$65.66	$34.33	$57.62	$32.33	$21.67	$77.18	$23.76	52523J222	US52523J2226

[1]

SLB, WMT, PG, NKE, DIS, TMO, GE, ORCL, MMM and INTC represent Schlumberger Limited, Wal-Mart Stores, Inc., The Procter & Gamble Company, NIKE, Inc., The Walt Disney Company, Thermo Fisher Scientific Inc., General Electric Company, Oracle Corporation, 3M Company and Intel Corporation, respectively.

See “Additional Information about Lehman Brothers Holdings Inc. and the Notes” on page 2. The Notes offered will have the terms specified in the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 1120-I dated May 13, 2008 and this pricing supplement. See “Key Risks” on page 7 and the more detailed “Risk Factors” beginning on page SS-1 of product supplement no. 1120-I for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 1120-I or any other related prospectus supplements, or any other relevant terms supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of Lehman Brothers Holdings Inc. and are not FDIC-insured.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Note	$10.00	$0.125	$9.875
Total	$6,958,000.00	$86,975.00	$6,871,025.00

UBS Financial Services Inc.	Lehman Brothers Inc.

Additional Information about Lehman Brothers Holdings Inc. and the Notes

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this pricing supplement together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the Notes are a part, and the more detailed information contained in product supplement no. 1120-I (which supplements the description of the general terms of the Notes). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 1120-I, this pricing supplement, any other relevant terms supplement and any other relevant free writing prospectus for complete details. To the extent that there are any inconsistencies among the documents listed below, this pricing supplement shall supersede product supplement no. 1120-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 1120-I, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling UBS Financial Services Inc. toll-free at 1-877-827-2010 or Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement no. 1120-I dated May 13, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508112511/d424b2.htm

♦	MTN Prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

♦	Base Prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

References to “Lehman Brothers,” “we,” “our” and “us” refer only to Lehman Brothers Holdings Inc. and not to its consolidated subsidiaries. In this document, “Notes” refers to the Return Optimization Securities with Partial Protection Linked to a Portfolio of Common Stocks that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Notes may be suitable for you if, among other considerations:

♦

You believe that the Reference Stocks will appreciate moderately—meaning that you believe that each Reference Stock will appreciate over the term of the Notes and that such appreciation, as leveraged by the Leverage Factor, is unlikely to exceed the indicative Maximum Gain at maturity

♦	You are willing and able to risk losing up to 90% of your investment

♦	You are willing to hold the Notes to maturity and are aware that there might be little or no secondary market for the Notes

♦	You do not seek current income from this investment

♦	You are willing to invest in the Notes based on the Maximum Gain of 18.50%

♦	You seek an investment with a return linked to the performance of the Reference Stocks

♦	You are willing to forgo dividends paid on any of the Reference Stocks

The Notes may not be suitable for you if, among other considerations:

♦	You do not seek an investment with exposure to the Reference Stocks

♦	You are unable or unwilling to hold the Notes to maturity

♦	You seek an investment whose return is not subject to a cap that is equivalent to the Maximum Gain of 18.50%

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings

♦	You seek current income from your investments

♦	You seek an investment for which there will be an active secondary market

♦	You seek an investment that offers 100% principal protection when the Notes are held to maturity

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 7, “Risk Factors” in product supplement no. 1120-I and the MTN prospectus supplement for risks related to an investment in the Notes.

Final Terms

Issuer	Lehman Brothers Holdings Inc. (A+/A1/AA-)[1]

Issue Price	$10 per Note

Term	1 year

Reference Stock Issuers

The Notes are linked to the common stock of Schlumberger Limited (SLB), Wal-Mart Stores, Inc. (WMT), The Procter & Gamble Company (PG), NIKE, Inc. (NKE), The Walt Disney Company (DIS), Thermo Fisher Scientific Inc. (TMO), General Electric Company (GE), Oracle Corporation (ORCL), 3M Company (MMM) and Intel Corporation (INTC) (each, a “Reference Stock” and, collectively, the “Reference Stocks”).

Reference Stock Weighting for each Reference Stock	10%

Leverage Factor	2

Protection Percentage	10%

Payment at Maturity (per $10)

At maturity, you will receive a cash payment, per $10 Note principal amount, equal to:

$10 + [$10 × 10% × (SLB Return + WMT Return + PG Return + NKE Return + DIS Return + TMO Return + GE Return + ORCL Return + MMM Return + INTC Return)]

The “SLB Return”, the “WMT Return”, the “PG Return”, the “NKE Return”, the “DIS Return”, the “TMO Return”, the “GE Return”, the “ORCL Return”, the “MMM Return” and the “INTC Return” are the respective Reference Stock Returns for the Reference Stocks.

Reference Stock Return

For each Reference Stock, the Reference Stock Return will be calculated as follows:

If the applicable Share Return is positive, the lesser of:

(i) Leverage Factor × Share Return; and

(ii) Maximum Gain.

If the applicable Share Return is between 0% and -10% inclusive:

0%

If the applicable Share Return is less than -10%:

Share Return + Protection Percentage.

In this scenario, you are at risk of losing up to 90% of the principal of your Notes.

Share Return	For each Reference Stock: Final Share Price – Initial Share Price Initial Share Price

Maximum Gain	18.50%

Share Price	For each Reference Stock, its closing price per share on each trading day.

Initial Share Price	For each Reference Stock, the Share Price on the Trade Date, as set forth on the cover page of this pricing supplement, divided by the Stock Adjustment Factor applicable to such Reference Stock.

Final Share Price	For each Reference Stock, the Share Price on the Final Valuation Date.

Stock Adjustment Factor

For each Reference Stock, set equal to 1.0 on the Trade Date, subject to adjustment under certain circumstances. See “Description of Notes—Anti-dilution Adjustments” in the accompanying product supplement no. 1120-I for further information about these adjustments.

Determining the Reference Stock Return for each Reference Stock

Determining Payment at Maturity

At maturity, you will receive a payment per $10 Note principal amount equal to:

$10 + ($10 × 10% × the sum of Reference Stock Returns for all Reference Stocks)

[1]

Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

Scenario Analysis and Examples of a Reference Stock Return

The following scenario analysis and examples are of the Reference Stock Return for Schlumberger Limited (SLB) and reflect the Leverage Factor of 2, the Maximum Gain of 18.50% and the Initial Share Price of $104.90, and assume a range of Share Returns from +40% to -40%.

Example 1—The price of the Reference Stock increases from the Initial Share Price of $104.90 to a Final Share Price of $125.88. Because the Final Share Price is $125.88 and the Initial Share Price is $104.90 the Share Return is 20%, calculated as follows:

($125.88 – $104.90)/$104.90 = 20%

Because twice the Share Return is greater than the Maximum Gain of 18.50%, the Reference Stock Return will equal the Maximum Gain, calculated as follows:

20% × 2 = 40%

Reference Stock Return = 18.50% (Capped at Maximum Gain)

Example 2—The price of the Reference Stock increases from the Initial Share Price of $104.90 to a Final Share Price of $110.15. Because the Final Share Price is $110.15 and the Initial Share Price is $104.90, the Share Return is 5%, calculated as follows:

($110.15 – $104.90)/$104.90 = 5%

Because twice the Share Return is not greater than the Maximum Gain of 18.50%, the Reference Stock Return will equal twice the Share Return, calculated as follows:

5% × 2 = 10%

Reference Stock Return = 10%

Example 3—The price of the Reference Stock decreases from the Initial Share Price of $104.90 to a Final Share Price of $99.66. Because the Final Share Price is $99.66 and the Initial Share Price is $104.90, the Share Return is -5%, calculated as follows:

($99.66 – $104.90)/$104.90 = -5%

Because the Share Return is -5%, the absolute value of which does not exceed the Protection Percentage, the Reference Stock Return is 0%.

Example 4—The price of the Reference Stock decreases from the Initial Share Price of $104.90 to a Final Share Price of $83.92. Because the Final Share Price is $83.92 and the Initial Share Price is $104.90, the Share Return is -20%, calculated as follows:

($83.92 – $104.90)/$104.90 = -20%

Because the Share Return is -20%, the absolute value of which is more than the Protection Percentage, the Reference Stock Return is calculated as follows:

(-20% + 10%) = -10%

Reference Stock Return = -10%

Examples of Payment at Maturity

The following examples are of a hypothetical Payment at Maturity using hypothetical Reference Stock Returns which reflect the Leverage Factor of 2, the Protection Percentage of 10% and the Maximum Gain of 18.50%.

Example 1: Payment at Maturity per $10 Note principal amount is equal to $11.02

	Hypothetical Performance of the Reference Stocks
Reference Stock	Initial Share Price	Final Share Price	Share Return	Reference Stock Return	Reference Stock Weighting
SLB	$104.90	$125.88	20.00%	18.35%	10.00%
WMT	$56.65	$62.32	10.00%	18.35%	10.00%
PG	$65.73	$70.33	7.00%	14.00%	10.00%
NKE	$65.66	$70.91	8.00%	16.00%	10.00%
DIS	$34.33	$33.64	-2.00%	0.00%	10.00%
TMO	$57.62	$60.50	5.00%	10.00%	10.00%
GE	$32.33	$34.43	6.50%	13.00%	10.00%
ORCL	$21.67	$20.80	-4.00%	0.00%	10.00%
MMM	$77.18	$80.65	4.50%	9.00%	10.00%
INTC	$23.76	$24.12	1.50%	3.00%	10.00%

The Payment at Maturity is calculated as follows:

$10 + [$10 × 10% × (18.35% + 18.35% + 14.00% + 16.00% + 0.00% +

10.00% + 13.00% + 0.00% + 9.00% + 3.00%)] = $11.02

Example 2: Payment at Maturity per $10 Note principal amount is equal to $10.00

	Hypothetical Performance of the Reference Stocks
Reference Stock	Initial Share Price	Final Share Price	Share Return	Reference Stock Return	Reference Stock Weighting
SLB	$104.90	$109.10	4.00%	8.00%	10.00%
WMT	$56.65	$59.48	5.00%	10.00%	10.00%
PG	$65.73	$70.33	7.00%	14.00%	10.00%
NKE	$65.66	$57.12	-13.00%	-3.00%	10.00%
DIS	$34.33	$29.52	-14.00%	-4.00%	10.00%
TMO	$57.62	$48.98	-15.00%	-5.00%	10.00%
GE	$32.33	$27.48	-15.00%	-5.00%	10.00%
ORCL	$21.67	$20.80	-4.00%	0.00%	10.00%
MMM	$77.18	$74.09	-4.00%	0.00%	10.00%
INTC	$23.76	$17.82	-25.00%	-15.00%	10.00%

The Payment at Maturity is calculated as follows:

$10 + [$10 × 10% × (8.00% + 10.00% + 14.00% + (-3.00%) + (-4.00%) +

(-5.00%) + (-5.00%) + 0.00% + 0.00% + (-15.00%)] = $10.00

Example 3: Payment at Maturity per $10 Note principal amount is equal to $9.10

	Hypothetical Performance of the Reference Stocks
Reference Stock	Initial Share Price	Final Share Price	Share Return	Reference Stock Return	Reference Stock Weighting
SLB	$104.90	$84.97	-19.00%	-9.00%	10.00%
WMT	$56.65	$43.62	-23.00%	-13.00%	10.00%
PG	$65.73	$42.72	-35.00%	-25.00%	10.00%
NKE	$65.66	$69.27	5.50%	11.00%	10.00%
DIS	$34.33	$28.15	-18.00%	-8.00%	10.00%
TMO	$57.62	$42.06	-27.00%	-17.00%	10.00%
GE	$32.33	$21.98	-32.00%	-22.00%	10.00%
ORCL	$21.67	$18.85	-13.00%	-3.00%	10.00%
MMM	$77.18	$54.80	-29.00%	-19.00%	10.00%
INTC	$23.76	$25.54	7.50%	15.00%	10.00%

The Payment at Maturity is calculated as follows:

$10 + [$10 × 10% × [(-9.00%) + (-13.00%) + (-25.00%) + 11.00% + (-8.00%) +

(-17.00%) + (-22.00%) + (-3.00%) + (-19.00%) + 15.00%]] = $9.10

What are the tax consequences of the Notes?

Lehman Brothers Holdings Inc. intends to treat, and by purchasing a Note, for all tax purposes, you agree to treat, a Note as a cash-settled financial contract, rather than as a debt instrument. Subject to certain limitations, and based on certain factual representations received from us, in the opinion of Sidley Austin LLP, it is reasonable to treat a Note as a cash-settled financial contract for U.S. federal income tax purposes. Pursuant to this agreed upon treatment of the Notes, you will not be required to accrue any income on a Note prior to a sale, exchange or other disposition of a Note prior to maturity or the maturity of a Note. In addition, pursuant to this agreed upon treatment of the Notes, any gain or loss recognized by you upon a sale, exchange or other disposition of a Note or at maturity should be treated as long-term capital gain or loss if you have held such Note for more than one year as of the date of such sale, exchange or other disposition of the Note or maturity.

Recent Tax Law Developments. On December 7, 2007, the Internal Revenue Service released a Notice indicating that the Internal Revenue Service and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the Notes should be required to accrue income on a current basis over the term of the Notes, regardless of whether any payments are made prior to maturity. In addition, the Notice provides that the Internal Revenue Service and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Internal Revenue Code of 1986, as amended. It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the Notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the Notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described in the accompanying product supplement no. 1120-I under the headings “Risk Factors” and “Certain U.S. Federal Income Tax Consequences.”

See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 1120-I.

Key Risks

An investment in the Notes involves significant risks not associated with an investment in conventional floating rate or fixed rate medium-term notes. Some of these risks are summarized below and are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 1120-I, which you are urged to read. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances. Investing in the Notes is not equivalent to investing directly in any of the Reference Stocks.

♦

Your Investment in the Notes May Result in a Loss: The Notes do not promise that you will receive more than $1.00 of principal at maturity per $10 Note principal amount. The return on the Notes at maturity is linked to the performance of the Reference Stocks and will depend on whether, and the extent to which, each Reference Stock Return is positive or negative. Your investment will be fully exposed to any decline in the Share Price of a Reference Stock from the Trade Date to the Final Valuation Date beyond 10%, the Protection Percentage. YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL IF THE SHARE RETURN OF EACH REFERENCE STOCK IS LESS THAN -10%.

♦

Partial Protection Only Applies if You Hold the Notes to Maturity: You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market, you may have to sell them at a discount and you will not have partial principal protection for a decline in negative Share Returns associated with the Reference Stocks. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

♦

Maximum Gain: A Reference Stock may appreciate from the Trade Date to the Final Valuation Date by more than the Maximum Gain of 18.50%. THE SHARE RETURN FOR ANY REFERENCE STOCK WILL NOT CONTRIBUTE A RETURN GREATER THAN THE MAXIMUM GAIN TO THE RETURN ON YOUR NOTES. CONSEQUENTLY, YOU WILL NOT RECEIVE A RETURN ON THE NOTES GREATER THAN THE MAXIMUM GAIN.

♦

Single Stock Risk: The price of each Reference Stock can rise or fall sharply due to factors specific to that Reference Stock and its Reference Stock Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

♦

No Ownership Rights in the Reference Stocks: As a holder of the Notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights, dividend payments or other distributions. In addition, the applicable Reference Stock Issuer will have no obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of that Reference Stock or the Notes.

♦

We Cannot Control Actions by the Reference Stock Issuers: We are not affiliated with any of the Reference Stock Issuers. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the Reference Stocks. None of the money you pay us will go to any of the Reference Stock Issuers, and none of those companies will be involved in the offering of the Notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the Notes in taking any corporate actions that might affect the value of your Notes. In addition, we assume no responsibility for, and make no representation regarding, the adequacy or completeness of the information about the Reference Stocks contained in this pricing supplement or in product supplement no. 1120-I. You should make your own investigation into the Reference Stocks and the Reference Stock Issuers. We are not responsible for the Reference Stock Issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

♦

The Reference Stock Returns May Offset Each Other: Price movements in the Reference Stocks may not correlate with each other. At a time when the price of one or more of the Reference Stocks increases, the price of the other Reference Stocks may not increase as much or may even decline. Therefore, in calculating the Payment at Maturity, positive Reference Stock Returns of one or more of the Reference Stocks may be moderated, or more than offset, by negative Reference Stock Returns of one or more of the other Reference Stocks.

♦

The Reference Stock May Change Following Certain Corporate Events: Following certain corporate events relating to a Reference Stock Issuer, such as a take-over or a going private transaction, the calculation agent will have the option to replace the applicable Reference Stock with the common stock of a company with the same Standard Industrial Classification Code as such Reference Stock Issuer. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting a Successor Reference Stock under “Description of Notes—Anti-dilution Adjustments—Reorganization Events” in the accompanying product supplement no. 1120-I.

♦

Certain Built-in Costs are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the Payment at Maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD YOUR NOTES TO MATURITY.

♦

Dealer Incentives: We, our affiliates and agents, and UBS Financial Services Inc., and its affiliates, act in various capacities with respect to the Notes. Lehman Brothers Inc. and other of our affiliates may act as principals, agents or dealers in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes, and such compensation may serve as an incentive to sell the Notes instead of other investments. We will pay compensation of $0.125 per $10 Note principal amount to the principals, agents and dealers in connection with the distribution of the Notes.

♦

Lack of Liquidity: The Notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the Notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the Notes from us and your ability to sell or trade the Notes in the secondary market may be limited.

♦

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Price of the Reference Stocks and, Consequently, the Value of the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Notes. We, our affiliates and agents may publish or may have published research or other opinions that are inconsistent with the investment view implicit in the Notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Additionally, UBS Financial Services Inc. and its affiliates may publish or may have published research or other opinions that are inconsistent with purchasing or holding the Notes. You should make your own independent investigation of the merits of investing in the Notes.

♦

Many Economic and Market Factors Will Impact the Value of the Notes: In addition to the Share Prices of the Reference Stocks on any day, the value of the Notes will be affected by a number of economic and market factors over which we have no control and that cannot be readily foreseen. These factors may include, but are not limited to, economic events, changes in monetary policy, inflation, interest rate volatility, supply and demand for the Notes, market expectations, political, legislative, accounting, tax and other regulatory events, and financial events that may either offset or magnify each other and which are described in more detail in product supplement no. 1120-I.

♦

Anti-Dilution Protection is Limited: For certain adjustment events affecting a Reference Stock, the calculation agent will make adjustments to the related Stock Adjustment Factor. However, the calculation agent will not make an adjustment in response to all events that could affect that Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your own tax situation before investing in the Notes.

♦

Credit of Issuer: An investment in the Notes will be subject to the credit risk of Lehman Brothers Holdings Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the Notes.

Information about the Reference Stocks

Included on the following pages, with respect to each Reference Stock, is a brief description of the related Reference Stock Issuer. Lehman Brothers Holdings Inc. has obtained the following information regarding the Reference Stock Issuers from the reports the Reference Stock Issuers filed with the SEC. All information contained herein on the Reference Stocks and the Reference Stock Issuers is derived from publicly available sources and is provided for informational purposes only. We do not make any representation that these publicly available documents are accurate or complete.

Each of the Reference Stocks is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website described under “Where You Can Find More Information” on page 58 of the accompanying base prospectus. In addition, information regarding a Reference Stock Issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The following graphs set forth the historical performance of the Reference Stocks based on their daily closing prices. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical performance of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the Share Price of any Reference Stock during the term of the Notes. We cannot give you assurance that the performance of the Reference Stocks will result in the return of any of your initial investment in excess of the applicable Protection Percentage. We make no representation as to the amount of dividends, if any, that each Reference Stock Issuer will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on any Reference Stock.

Schlumberger Limited

Schlumberger Limited has stated in its filings with the SEC that it is an oilfield services company, supplying technology, project management and information solutions that optimize performance in the oil and gas industry. As of December 31, 2007, it employed approximately 80,000 people of over 140 nationalities operating in approximately 80 countries. Principally based in Houston, Paris, and The Hague, Schlumberger Limited’s business is divided between two segments, Schlumberger Oilfield Services and WesternGeco. Schlumberger Oilfield Services is a provider of technology, project management and information solutions to the international oil and gas exploration and production industry. WesternGeco provides comprehensive reservoir imaging, monitoring and development services with extensive seismic crews and data processing centers as well as a leading multiclient seismic library.

You can obtain the share price of Schlumberger Limited at any time from the Bloomberg Financial Markets page “SLB <US> <GO>”. Information filed by Schlumberger Limited with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04601, or its CIK Code: 0000087347. Schlumberger Limited’s common stock is listed on the New York Stock Exchange under the ticker symbol “SLB.”

The graph below illustrates the historical performance of the common stock of Schlumberger Limited based on the daily closing price from May 13, 1998 to May 13, 2008. The historical prices of the common stock of Schlumberger Limited should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The closing price of the common stock of Schlumberger Limited on May 13, 2008 was $104.90.

Wal-Mart Stores, Inc.

Wal-Mart Stores, Inc. has stated in its filings with the SEC that it operates retail stores in various formats around the world, providing a broad assortment of merchandise and services at low prices. Wal-Mart Stores, Inc.’s operations comprise three business segments: Wal-Mart Stores, Sam’s Club and International. The Wal-Mart Stores segment is the largest segment of Wal-Mart Stores, Inc., accounting for 64.0% of its net sales in 2008. It is divided into supercenters, discount stores and neighborhood markets. As of January 31, 2008, Wal-Mart Stores, Inc. operated 971 discount stores, 2,447 supercenters, 132 Neighborhood Markets and 591 Sam’s Clubs in the United States. The Sam’s Club segment consists of membership warehouse clubs in the United States and the segment’s online retail operations, www.samsclub.com. As of January 31, 2008, the International segment consisted of retail operations in 12 countries and Puerto Rico.

You can obtain the share price of Wal-Mart Stores, Inc. at any time from the Bloomberg Financial Markets page “WMT <US> <GO>”. Information filed by Wal-Mart Stores, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06991, or its CIK Code: 0000104169. Wal-Mart Stores, Inc.’s common stock is listed on the New York Stock Exchange under the ticker symbol “WMT.”

The graph below illustrates the historical performance of the common stock of Wal-Mart Stores, Inc. based on the daily closing price from May 13, 1998 to May 13, 2008. The historical prices of the common stock of Wal-Mart Stores, Inc. should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The closing price of the common stock of Wal-Mart Stores, Inc. on May 13, 2008 was $56.65.

The Procter & Gamble Company

The Procter & Gamble Company has stated in its filings with the SEC that it is a provider of branded consumer goods products. During the fiscal year 2007, it had seven reportable segments under U.S. GAAP: Beauty; Health Care; Fabric Care and Home Care; Pet Health, Snacks, and Coffee; Baby Care and Family Care; Blades and Razors; and Duracell and Braun.

You can obtain the share price of The Procter & Gamble Company at any time from the Bloomberg Financial Markets page “PG <US> <GO>”. Information filed by The Procter & Gamble Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00434, or its CIK Code: 0000080424. The Procter & Gamble Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “PG.”

The graph below illustrates the historical performance of the common stock of The Procter & Gamble Company based on the daily closing price from May 13, 1998 to May 13, 2008. The historical prices of the common stock of The Procter & Gamble Company should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The closing price of the common stock of The Procter & Gamble Company on May 13, 2008 was $65.73.

NIKE, Inc.

NIKE, Inc. has stated in its filings with the SEC that its principal business activity is the design, development and marketing of footwear, apparel, equipment and accessory products. NIKE, Inc.’s products are sold to retail accounts, NIKE-owned retail stores and through a mix of independent distributors and licensees around the world.

You can obtain the share price of NIKE, Inc. at any time from the Bloomberg Financial Markets page “NKE <US> <GO>”. Information filed by NIKE, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10635, or its CIK Code: 0000320187. NIKE, Inc.’s common stock is listed on the New York Stock Exchange under the ticker symbol “NKE.”

The graph below illustrates the historical performance of the common stock of NIKE, Inc. based on the daily closing price from May 13, 1998 to May 13, 2008. The historical prices of the common stock of NIKE, Inc. should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The closing price of the common stock of NIKE, Inc. on May 13, 2008 was $65.66.

The Walt Disney Company

The Walt Disney Company has stated in its filings with the SEC that it, along with its subsidiaries, is a diversified entertainment company with operations in four business segments: Media Networks, Parks and Resorts, Studio Entertainment and Consumer Products. The Media Networks segment is comprised of a domestic broadcast television network, television production and distribution operations, domestic television stations, cable/satellite networks, domestic broadcast radio networks and stations, and internet and mobile operations. The Walt Disney Company owns and operates the Walt Disney World Resort in Florida, the Disneyland Resort in California, the Disney Vacation Club, the Disney Cruise Line and ESPN Zone facilities in several states. It also manages and has effective ownership interests of 51% and 43%, respectively, in the Disneyland Resort Paris and Hong Kong. The Studio Entertainment segment produces and acquires live-action and animated motion pictures, direct-to-video programming, musical recordings and live stage plays. The Consumer Products segment engages with licensees, manufacturers, publishers and retailers to design, develop, publish, promote and sell a variety of products based on existing and new Disney characters and other intellectual property.

You can obtain the share price of The Walt Disney Company at any time from the Bloomberg Financial Markets page “DIS <US> <GO>”. Information filed by The Walt Disney Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11605, or its CIK Code: 0001001039. The Walt Disney Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “DIS.”

The graph below illustrates the historical performance of the common stock of The Walt Disney Company based on the daily closing price from May 13, 1998 to May 13, 2008. The historical prices of the common stock of The Walt Disney Company should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The closing price of the common stock of The Walt Disney Company on May 13, 2008 was $34.33.

Thermo Fisher Scientific Inc.

Thermo Fisher Scientific Inc. has stated in its filings with the SEC that it is a provider of analytical instruments, equipment, reagents and consumables, software and services for research, manufacturing, analysis, discovery and diagnostics. In November 2006, Thermo Electron Corporation merged with Fisher Scientific International Inc. Thermo Fisher has 33,000 employees and serves more than 350,000 customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as environmental, industrial quality and process control settings. It consists of two principal brands, Thermo Scientific and Fisher Scientific. Thermo Scientific is its technology brand, offering customers a range of high-end analytical instruments as well as laboratory equipment, software, services, consumables and reagents to enable integrated laboratory workflow solutions. Fisher Scientific provides a portfolio of laboratory equipment, chemicals, supplies and services used in healthcare, scientific research, safety and education markets.

You can obtain the share price of Thermo Fisher Scientific Inc. at any time from the Bloomberg Financial Markets page “TMO <US> <GO>”. Information filed by Thermo Fisher Scientific Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-08002, or its CIK Code: 0000097745. Thermo Fisher Scientific Inc.’s common stock is listed on the New York Stock Exchange under the ticker symbol “TMO.”

The graph below illustrates the historical performance of the common stock of Thermo Fisher Scientific Inc. based on the daily closing price from May 13, 1998 to May 13, 2008. The historical prices of the common stock of Thermo Fisher Scientific Inc. should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The closing price of the common stock of Thermo Fisher Scientific Inc. on May 13, 2008 was $57.62.

General Electric Company

General Electric Company has stated in its filings with the SEC that it develops, manufactures and markets products for the generation, transmission, distribution, control and utilization of electricity. Its products include appliances, lighting products, medical diagnostic imaging systems, electrical distribution and control equipment, locomotives, power generation and delivery products, nuclear power support services and fuel assemblies, aircraft jet engines, security equipment and systems, and plastics.

You can obtain the share price of General Electric Company at any time from the Bloomberg Financial Markets page “GE <US> <GO>”. Information filed by General Electric Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 028-01502, or its CIK Code: 0000040545. General Electric Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “GE.”

The graph below illustrates the historical performance of the common stock of General Electric Company based on the daily closing price from May 13, 1998 to May 13, 2008. The historical prices of the common stock of General Electric Company should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The closing price of the common stock of General Electric Company on May 13, 2008 was $32.33.

Oracle Corporation

Oracle Corporation has stated in its filings with the SEC that it is a software company that develops, manufactures, markets, distributes and services database and middleware software as well as applications software. It also provides support for the Linux open source operating system. In the last three fiscal years, Oracle Corporation has invested over $25 billion, in the aggregate, to acquire a number of companies, products, services and technologies, including the acquisition of PeopleSoft, Inc., Siebel Systems, Inc. and Hyperion Solutions Corporation.

You can obtain the share price of Oracle Corporation at any time from the Bloomberg Financial Markets page “ORCL <US> <GO>”. Information filed by Oracle Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-51788, or its CIK Code: 0001341439. Oracle Corporation’s common stock is listed on the NASDAQ under the ticker symbol “ORCL.”

The graph below illustrates the historical performance of the common stock of Oracle Corporation based on the daily closing price from May 13, 1998 to May 13, 2008. The historical prices of the common stock of Oracle Corporation should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The closing price of the common stock of Oracle Corporation on May 13, 2008 was $21.67.

3M Company

3M Company has stated in its filings with the SEC that it is a technology company with a global presence in the following business segments: industrial and transportation; health care; display and graphics; consumer and office; safety, security and protection services; and electro and communications. 3M is among the leading manufacturers of products for many of the markets it serves. The Industrial and Transportation Business segment serves a range of markets, such as appliance, paper and packaging, food and beverage, and automotive. The Health Care segment serves markets that include medical, clinics and hospitals, pharmaceuticals, dental and orthodontic practitioners, and health information systems. The Display and Graphics segment serves markets that include electronic display, touch screen, traffic safety and commercial graphics. The Consumer and Office segment serves markets that include consumer retail, office retail, home improvement, building maintenance and other markets. The Safety, Security and Protection Services segment serves a broad range of markets that increase the safety, security and productivity of workers, facilities and systems. The Electro and Communications segment serves the electrical, electronics and communications industries, including electrical utilities, electrical construction, maintenance and repair with products that enable the efficient transmission of electrical power and speed the delivery of information and ideas.

You can obtain the share price of 3M Company at any time from the Bloomberg Financial Markets page “MMM <US> <GO>”. Information filed by 3M Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03285, or its CIK Code: 0000066740. 3M Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “MMM.”

The graph below illustrates the historical performance of the common stock of 3M Company based on the daily closing price from May 13, 1998 to May 13, 2008. The historical prices of the common stock of 3M Company should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The closing price of the common stock of 3M Company on May 13, 2008 was $77.18.

Intel Corporation

Intel Corporation has stated in its filings with the SEC that it is a developer of integrated digital technology platforms and components, primarily integrated circuits, for the computing and communications industries. Its products include: microprocessors, chipsets, motherboards, flash memory, wired and wireless connectivity products, communications infrastructure components, including network processors and products for networked storage. Intel Corporation’s customers include: original equipment manufacturers (OEMs) and original design manufacturers who make computer systems, handheld devices, and telecommunications and networking communications equipment; PC and network communications products users who buy PC components and board-level products, networking, communications and storage products, through distributor, reseller, retail, and OEM channels; and other manufacturers, including makers of industrial and communications equipment.

You can obtain the share price of Intel Corporation at any time from the Bloomberg Financial Markets page “INTC <Equity> <GO>”. Information filed by Intel Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-06217, or its CIK Code: 0000050863. Intel Corporation’s common stock is listed on the NASDAQ under the ticker symbol “INTC.”

The graph below illustrates the historical performance of the common stock of Intel Corporation based on the daily closing price from May 13, 1998 to May 13, 2008. The historical prices of the common stock of Intel Corporation should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The closing price of the common stock of Intel Corporation on May 13, 2008 was $23.76.

Supplemental Plan of Distribution

We have agreed to sell to UBS Financial Services Inc. and Lehman Brothers Inc. (together, the “Agents”), and the Agents have agreed to purchase, all of the Notes at the price indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement.

We have agreed to indemnify the Agents against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints, Lehman Brothers Inc. has agreed to use reasonable efforts to make a market in the Notes for so long as the Notes are outstanding.

We have, or our affiliate has, entered into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.